EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Lindsay Hatton
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS THIRD QUARTER RESULTS

- Reports Diluted EPS of $.39 -

HOUSTON, TEXAS – January 28, 2004 - Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its third quarter ended December 31, 2003.

Sales for the December quarter were $184.2 million, compared to $174.6 million in the September quarter and $186.3 million a year ago.  Net income for the December quarter was $5.5 million, or $.39 per diluted share, compared to net income of $4.8 million, or $.34 per diluted share, in the September quarter and net income of $5.7 million, or $.42 per diluted share, a year ago.

For the nine months ended December 31, 2003, total sales were $524.7 million, compared to $544.2 million for the comparable period a year ago.  Net income for the first nine months of this year was $13.8 million, or $1.00 per diluted share, compared to $16.2 million, or $1.20 per diluted share, before the cumulative effect of a change in accounting principle reflecting the adoption of SFAS No. 142, last year.  After giving effect to an after-tax goodwill impairment charge of $74.4 million, or $5.50 per diluted share, due to the implementation of SFAS No. 142, the Company reported a loss of $58.2 million, or $4.31 per diluted share, in the first nine months a year ago.

“Our results for the December quarter showed the continuation of our business’ positive momentum and strong positioning within the commercial printing industry,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “Compared to the September quarter, sales in the December quarter increased 5.5%, operating margins rose to 6.0% from 5.5% and net income grew by 15.3%.  These results are evidence of an improvement in overall industry conditions and are also indicative of Consolidated Graphics’ ability to leverage the strong fundamentals of its operating model in a strengthening economy.”

CONSOLIDATED GRAPHICS REPORTS THIRD QUARTER RESULTS

Mr. Davis continued, “In addition, we were pleased with our other developments and accomplishments in the December quarter.  Each of our sales growth strategies - national accounts, CGXmedia, market share gains and acquisitions - are measurably contributing to our performance and future prospects.  Cash flow remained strong, enabling us to further strengthen our balance sheet, and our financial flexibility was enhanced by the completion of an amendment to our bank credit facility in November.”

Mr. Davis concluded, “We are encouraged by signs of continued stabilization in the commercial printing sector and remain confident in our ability to capitalize on anticipated further improvement in economic and industry conditions.  Accordingly, we expect the results for the March quarter to show year-over-year top-line improvement of approximately 6% and sequentially flat operating margins and diluted earnings per share.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.  The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table to follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Sales	$184,238	$186,296	$524,691	$544,174
Cost of Sales	141,034	141,444	401,046	411,860
Gross Profit	43,204	44,852	123,645	132,314
Selling Expense	19,539	19,820	56,229	58,931
General and Administrative Expense	12,640	13,333	39,107	39,257
Operating Income	11,025	11,699	28,309	34,126
Interest Expense, net	2,032	2,430	5,762	8,020
Income before Taxes and Accounting Change	8,993	9,269	22,547	26,106
Income Taxes	3,507	3,522	8,736	9,920
Income before Accounting Change	5,486	5,747	13,811	16,186
Cumulative Effect of Accounting Change	—	—	—	74,376
Net Income (Loss)	$5,486	$5,747	$13,811	$(58,190)

Earnings Per Share - Before Accounting Change
Basic	$.41	$.43	$1.03	$1.22
Diluted	$.39	$.42	$1.00	$1.20

Earnings Per Share - After Accounting Change
Basic	$.41	$.43	$1.03	$(4.39)
Diluted	$.39	$.42	$1.00	$(4.31)

Weighted Average Shares Outstanding
Basic	13,470	13,295	13,409	13,245
Diluted	13,947	13,570	13,769	13,505

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